                                                                 Exhibit (e)(7)


                           [Brass Eagle Memo Heading]



                                   MEMORANDUM

TO:            John Flynn

CC:            Brian Hanna

FROM:          Lynn Scott

DATE:          December 11, 2002

SUBJECT:       SUCCESS BONUS

Listed below is the Success Bonus Program, as approved by the compensation Committee on November 19, 2002, for a successful sale of the Company led by the Management Team.

      Brian Hanna            $125,000
      Steve DeMent           $100,000
      Steve Cherry           $100,000
      Charles Prudhomme      $100,000
      John Flynn             $100,000
      Mark Skrocki           $100,000
      David Armstrong        $ 50,000
      Andrew Gomez           $ 35,000
      Lynn Scott             $300,000




/skh